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                                   As filed pursuant to Rule 424(b)(5) under the
                                                          Securities Act of 1933
                                                     Registration No. 333-100418

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED OCTOBER 29, 2002
(TO PROSPECTUS DATED OCTOBER 28, 2002)
                                  $596,100,100
                                 (APPROXIMATE)

                                  CWMBS, INC.
                                   DEPOSITOR

                         [COUNTRYWIDE HOME LOANS LOGO]
                                     SELLER

                      COUNTRYWIDE HOME LOANS SERVICING LP
                                MASTER SERVICER

                    CHL MORTGAGE PASS-THROUGH TRUST 2002-30
                                     ISSUER

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-30
                            ------------------------

     This Supplement revises the Prospectus Supplement dated October 29, 2002 to the Prospectus dated October 28, 2002 with respect to the above captioned series of certificates as follows:

     1. On page S-32 of the Prospectus Supplement, the first paragraph under "Servicing of Mortgage Loans -- Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans" is deleted and replaced with "When a borrower prepays a mortgage loan between Due Dates, the borrower is required to pay interest on the amount prepaid only to the date of prepayment and not thereafter. Principal prepayments by borrowers received by the master servicer will be distributed to certificateholders on the Distribution Date in the month following the month of receipt and, accordingly, a shortfall in the amount of interest to be distributed to certificateholders with respect to the prepaid mortgage loans would result. Pursuant to the pooling and servicing agreement, the basic master servicing fee for any month will be reduced, but not by more than one-half of the basic master servicing fee, by an amount sufficient to pass through to certificateholders the full amount of interest to which they would be entitled for each prepaid mortgage loan on the related Distribution Date."

     2. On page S-37 of the Prospectus Supplement, the first sentence of the second full paragraph under "Description of the Certificates -- Interest" is deleted and replaced "With respect to any Distribution Date, a net prepayment interest shortfall is the amount by which the aggregate of prepayment interest shortfalls experienced by the mortgage loans during the related Prepayment Period exceeds the aggregate amount payable on the Distribution Date by the master servicer as described under "Servicing of Mortgage Loans -- Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans." "

     3. On page S-38 of the Prospectus Supplement, the definition of "PREPAYMENT PERIOD" is deleted and replaced with the words "means with respect to any Distribution Date, the calendar month immediately preceding that Distribution Date."

                       COUNTRYWIDE SECURITIES CORPORATION

The date of this Supplement is October 31, 2002.